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                                                                  CONFORMED COPY

                                POWER OF ATTORNEY



1. We, EMAP plc ("the Company"), of 1 Lincoln Court, Lincoln Road, Peterborough, PE1 2RF hereby appoint Chris Innis of Apartment 12T, 15 West 53rd Street, New York, NY10019, USA as our true and lawful attorney with power to execute in our name and on our behalf the following documents:

         (i) Agreement and Plan of Merger among EMAP plc, EMAP Acquisition Corp. and Peterson Companies, Inc. (the "Merger Agreement");

         (ii) Agreement among EMAP plc, EMAP Acquisition Corp. and certain stockholders of Peterson Companies, Inc. (the "Stockholders Agreement");

         (iii)    Schedule 13D and any amendment thereto for filing with SEC;

         (iv)     Schedule 14D-1 and any amendment thereto for filing with SEC;

         (v)      Form 3 for filing with SEC;

         (vi)     Hart-Scott-Rodino filing with FTC;

         (vii) Information Agent Agreement between EMAP plc and Georgeson & Company Limited;

         (viii)   Depositary Agreement between EMAP plc and Bank Boston, N.A.;

         (ix)     Dealer Manager Agreement between EMAP plc and Schroders;

         (x)      Indemnity Letter to Cravath, Swaine & Moore; and

         (xi)     Indemnity Letter to Schroders

         and all other documents in connection therewith or relating thereto (the "Documents"), subject in each case to such changes and amendments as may be agreed by our attorney in his discretion and without liability, and to execute such other documents and do such other things in connection with the Documents or any of them as our attorney may deem appropriate.

2. The execution by our attorney of any Document shall, as between ourselves and all other parties to such Document, be conclusive as to the authority of our attorney to do so on our and their behalf.

3. We hereby undertake to ratify everything which our attorney shall do or purport to do pursuant to this Power of Attorney and will fully indemnify our attorney against all



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         losses, liabilities, costs, claims, actions, demands or expenses which he may incur or which may be made against him as a result of or in connection with anything lawfully done by virtue of this Power of Attorney.

4. This Power of Attorney shall be governed by, and construed in accordance with, English law and shall be irrevocable until 29th December 1998.

IN WITNESS WHEREOF this Power of Attorney has been executed and delivered as a deed.

Date: 14th December, 1998

The common seal of           )
EMAP plc was affixed in the  )
presence of:                 )   /s/    KEVIN HAND             KEVIN HAND
                                        (Director)             (Print Name)

                                 /s/    ROBIN MILLER           ROBIN MILLER
                                        (Director)             (Print Name)